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                                                                    EXHIBIT 4(d)

               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A STOCK LIFE INSURANCE COMPANY

                                      RIDER

                                  DEATH BENEFIT


           ANNUITANT

     CONTRACT NUMBER


      The following Death Benefit provision replaces the PROCEEDS ON DEATH OF ANNUITANT BEFORE MATURITY DATE provision found under the PAYMENT OF PROCEEDS Section of your Contract.

PROCEEDS ON DEATH OF ANNUITANT BEFORE MATURITY DATE. If the Annuitant dies before the Maturity Date, the proceeds we will pay to the Beneficiary is the Death Benefit.

      If the Annuitant dies during the first six Contract Years, the Death Benefit will equal the greater of:

         1. the Premiums paid, less any withdrawals including any applicable Surrender Charge; or

         2. the Contract Account Value on the date we receive due proof of the Annuitant's death.

      If the Annuitant dies after the end of the sixth Contract Year and prior to the Maturity Date, the Death Benefit will equal the greatest of:

         1. the Guaranteed Minimum Death Benefit described below, plus subsequent premiums paid, less any reduction for a subsequent withdrawal described below; or

         2. the Premiums paid less any withdrawals including any applicable Surrender Charge; or

         3. the Contract Account Value on the date we receive due proof of the Annuitant's death.

      The proceeds will be paid in a lump sum or under a Payment Option. If you are the Annuitant, the proceeds must be distributed in accordance with the rules set forth in "Proceeds on Death of an Owner" for an Owner's death before the Maturity Date. No Death Benefit is payable if this Contract is surrendered before the Annuitant's death.

GUARANTEED MINIMUM DEATH BENEFIT. On each six year Contract Anniversary on or before the Annuitant's 85th birthday, the Guaranteed Minimum Death Benefit will equal the greater of:

   (a) the Guaranteed Minimum Death Benefit as of the previous six year Contract Anniversary less any reduction for a subsequent withdrawal described below; or

   (b) the Contract Account Value on the current Contract Anniversary.

      After the six year Contract Anniversary on or before the Annuitant's 85th birthday, the Guaranteed Minimum Death Benefit will not be recalculated under this provision.

REDUCTION FOR A WITHDRAWAL. When part of the Cash Surrender Value is withdrawn, the withdrawal will reduce the Death Benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the Death Benefit reduction is calculated by multiplying the Death Benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value immediately prior to the withdrawal.

      This Rider does not change any other provisions of the Contract except as stated above.



 Attached by Providentmutual Life and Annuity Company of America.


                                                              /s/ Robert W Kloss
                                                                       President

Form PL547
(Rev. 11.97)                                                          (PL547XX1)